Exhibit 107
Calculation of Filing Fees Table
FORM S-8
(Form Type)

CorEnergy Infrastructure Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other (2)	3,000,000	$2.56 (2)	$7,680,000	$0.0000927	$711.94
Total Offering Amounts					$7,680,000		--
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$711.94

1. This Registration Statement covers 3,000,000 shares of Common Stock issuable under the CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan (the “Omnibus Plan”). Pursuant to Rule 416(a), this Registration Statement shall also be deemed to register and cover any additional shares of Common Stock that may be issued under the Omnibus Plan pursuant to the anti-dilution provisions of such plan as the result of any stock split, stock dividend or similar transaction, and such lesser amount of shares of Common Stock that may be issued under the Omnibus Plan as a result of any reverse stock split, stock combination or similar transaction.

2. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of a share of the Common Stock of CorEnergy Infrastructure Trust, Inc. as reported by the New York Stock Exchange on May 24, 2022.